                            CERTIFICATE OF INCORPORATION
                                         OF
                            TURBODYNE TECHNOLOGIES INC.


     I.   The name of the Corporation is Turbodyne Technologies Inc.

     II. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     III. The purpose of this Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware Law").

     IV. This Corporation is authorized to issue two classes of shares, designated, respectively, "Preferred Stock" and "Common Stock." Each class of stock shall have a par value of $.001 per share. The number of shares of Preferred Stock authorized to be issued is 1,000,000 and the number of shares of Common Stock authorized to be issued is 60,000,000. The rights, preferences, privileges and restrictions granted to or imposed upon the first two series of Preferred Stock, designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and "Series B Convertible Preferred Stock" (the "Series B Preferred Stock" and together with the Series A Preferred Stock, the "Convertible Preferred Stock"), of which the Corporation is authorized to issue 10,000 shares and 10,000 shares, respectively, are set forth in Article V below.

     Any shares of Preferred Stock, other than the Convertible Preferred Stock, may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series including, without limitation, the voting powers and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     V. The relative rights, preferences, privileges and restrictions granted to or imposed upon the Convertible Preferred Stock and the holders thereof are as follows:

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     Section 1.  DIVIDENDS.

     (a) Holders of the Convertible Preferred Stock shall be entitled to receive cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 7% per annum. Such dividends shall be payable in arrears on the Conversion Date in cash or Common Stock out of funds legally available therefore. Dividends on the Series A Preferred Stock shall accrue daily commencing September 8, 1997 and dividends on the Series B Preferred Stock shall accrue daily commencing on the Series B Issue Date. No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount per share (as a percentage of the Stated Value per share) equal to 7% per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares) on the Convertible Preferred Stock shall have been paid or declared and set apart during that fiscal year and any prior year in which dividends accumulated but remain unpaid.

     (b) So long as any Convertible Preferred Stock shall remain outstanding, neither the Corporation nor any subsidiary thereof, shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 1) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities unless all dividends on the Convertible Preferred Stock for all past dividend periods shall have been paid. Each Holder shall be deemed to have consented, for the purposes of the Delaware Law, to repurchase of shares of Common Stock by the Corporation issued to or held by employees or consultants upon termination of their employment or services pursuant to pre-existing agreements between the Corporation and such persons providing for the Corporation's rights of said repurchase.

     Section 2.  VOTING RIGHTS

     (a) Except as otherwise provided for herein or in the Delaware Law, the Convertible Preferred Stock shall have no voting rights. Notwithstanding the foregoing, so long as any shares of Convertible Preferred Stock remain outstanding, the Corporation shall not, (i) without the affirmative vote of the holders of a majority of the shares of the Series A Preferred Stock then outstanding alter or change adversely the rights, privileges, restrictions and conditions attaching to the Series A Preferred Stock, and (ii) without the affirmative vote of the holders of a majority of the shares of the Series B Preferred Stock then outstanding alter or change adversely the rights, privileges, restrictions and conditions attaching to the Series B Preferred Stock.

     Section 3.  LIQUIDATION

     (a) Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the

Corporation to the holders of Junior Securities by reason of their ownership thereof, for each share of Convertible Preferred Stock, an amount equal to the Stated Value, plus an amount equal to accrued but unpaid dividends per share, whether declared or not, but without interest (as adjusted for any stock dividends, combinations or splits with respect to such shares). All of the preferential amounts to be paid to the holders of Convertible Preferred Stock under this Section 3(a) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Junior Securities in connection with any such liquidation, dissolution or winding up. After the payment or the setting apart for payment to the holders of Convertible Preferred Stock of the preferential amounts so payable to them, the remaining assets of the Corporation available for distribution shall be distributed in accordance with the provisions of Section 3(b). If upon the occurrence of any liquidation, dissolution or winding-up of the Corporation, the assets and funds thus distributed among the holders of Convertible Preferred Stock shall be insufficient to permit the payment to the holders of Convertible Preferred Stock of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Convertible Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

     (b) In the event of a liquidation, dissolution or winding-up of the Corporation, after the distribution to holders of Convertible Preferred Stock in the amounts set forth in Section 3(a) above, the remaining assets of the Corporation legally available for distribution, if any, to stockholders shall be distributed ratably to the holders of the Common Stock then outstanding.

     (c) For purposes of this Section 3, (i) any transaction or series of related transactions in which the stockholders of the Corporation shall own less than 50% of the voting securities of the surviving corporation or (ii) a sale of all or substantially all of the assets of the Corporation, shall, at the option of the holder, be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Convertible Preferred Stock and Common Stock to receive at the closing in cash, securities or other property amounts as specified in Sections 3(a) and 3(b) above; provided however, that a consolidation or merger of the Corporation with or into any other Corporation shall not be treated as a liquidation, but instead shall be subject to the provisions of Section 4(j). The Corporation shall mail written notice of any such liquidation, not less than 60 days prior to the payment date stated therein, to each record holder of Convertible Preferred Stock.

     Section 4.  CONVERSION

     (a) RIGHT TO CONVERT. Each share of Series A Preferred Stock shall be convertible into shares of Common Stock at the Series A Conversion Ratio at the option of the holder in whole or in part at any time after January 5, 1998 and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Series A Preferred Stock. Each share of Series B Preferred Stock shall be convertible into shares of Common Stock at the Series B Conversion Ratio at the option of the holder in whole or in part at any time after the expiration of 120 days after the Series B Issue Date and on or prior

                                       3
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to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Series B Preferred Stock. Any conversion under this Section 4(a) shall be of a minimum amount of at least ten (10) shares of Convertible Preferred Stock.

     (b)  CONVERSION PRICE.

          (i) The conversion price for each share of Series A Preferred Stock in effect on any Conversion Date shall be the LESSER of X or Y where:

               X is the greater of:

               (x)  $5.00 (the "Series A Fixed Price"); or

               (y)                C
                    ---------------
                    [(C DIVIDED BY Series A Fixed Price) + 1.75] DIVIDED BY 2

               where

               C = the average Per Share Market Value of the five (5) Trading Days immediately preceding the Conversion Date; and

               Y = 90% less 1% multiplied by the number of whole calendar months from September 8, 1997 to the Conversion Date (subject to a minimum of 80%) multiplied by the average Per Shares Market Value of the five (5) Trading Days immediately preceding the Conversion Date (the "Five Day Average") (e.g., if the Conversion date is five (5) months after September 8, 1997, then Y is 85% multiplied by the Five Day Average)(the "Series A Floating Price).

          (ii) The conversion price for each share of Series B Preferred Stock in effect on any Conversion Date shall be the LESSER of A or B where:

               A is the greater of:

               (x) $110% of the Per Share Market Value on the Trading Day immediately preceding the Series B Issue Date (the "Series B Fixed Price"); or

               (y)                C
                    ---------------
                    [(C DIVIDED BY Series B Fixed Price) + 1.75] DIVIDED BY 2

               where

               C = the average Per Share Market Value of the five (5) Trading Days immediately preceding the Conversion Date; and

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

               B = 90% less 1% multiplied by the number of whole calendar months from Series B Issued Date to the Conversion Date (subject to a minimum of 80%) multiplied by the average Per Shares Market Value of the five (5) Trading Days immediately preceding the Conversion Date (the "Five Day Average") (e.g., if the Conversion date is five (5) months after the Series B Issue Date, then Y is 85% multiplied by the Five Day Average)(the "Series B Floating Price);

provided, however, if the registration statement to be filed by the Corporation in accordance with the registration rights agreement executed between the Corporation and the purchasers of the Series B Preferred Stock (the "Series B Registration Rights Agreement") is not declared effective by the Commission for any reason by the Effective Date, as defined in the Series B Registration Rights Agreement, then clauses (A) and (B) above shall be decreased by 3% on the Effective Date and, if the registration statement shall still not be effective, by an additional 3% on each of the 30th and 60th days following the Effective Date (i.e., if such registration statement is declared effective after the Effective Date and within 30 days of the Effective Date then a 3% reduction, between 31 and 60 days then a 6% reduction, or between 61 and 90 days, a 9% reduction).

     (c) AUTOMATIC CONVERSION. Each share of Series A Preferred Stock outstanding on September 8, 2000 shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Ratio. Each share of Series B Preferred Stock outstanding on January 10, 2001 shall automatically be converted into shares of Common Stock at the then effective Series B Conversion Ratio.

     (d) MECHANICS OF CONVERSION. Before any holder of Convertible Preferred Stock shall be entitled to convert shares of Convertible Preferred Stock into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice (the "Holder Conversion Notice") to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, within three Trading Days after the Conversion Date, issue and deliver to such holder, (i) a certificate or certificates, free of restrictive legends and trading restrictions (other than those then required by law) representing the number of shares of Common Stock to which he shall be entitled as aforesaid; and (ii) if the holder is converting less than all Convertible Preferred Stock represented by the certificate or certificates tendered by the holder, a certificate for such number of shares of Convertible Preferred Stock as have not been converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     (e) LIMITATION ON CONVERSION. In no event shall a Holder be entitled to convert shares of Convertible Preferred Stock in excess of that number of shares of Convertible Preferred Stock which, upon giving effect to such conversion, would cause the aggregate

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number of shares of Common Stock Beneficially Owned by such holder and its affiliates to exceed 4.9% of the outstanding shares of Common Stock of the Corporation following conversion. A holder may waive the foregoing limitations upon delivery of not less than 61 days prior written notice to the Corporation.

     (f)  ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES

          (i) If the Corporation, at any time while any shares of Convertible Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of Junior Securities payable in shares of its capital stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares of Common Stock, (c) combine outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (d) issue by reclassification of shares of Common Stock any shares of the Corporation, then in each such case, the Conversion Price designated in Section 4(b) shall be multiplied by a fraction the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this
Section 4(f) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

          (ii) If the Corporation, at any time while any shares of Convertible Preferred Stock are outstanding, shall issue rights or warrants to all holders of shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of a share of Common Stock at the record date for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price designated in Section 4(b) shall be multiplied by a fraction, the denominator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase shares of Common Stock the issuance of which resulted in an adjustment in the Conversion Price designated in Section 4(b) pursuant to this Section 4(f) if any such right or warrant shall expire and shall not have been exercised, the Conversion Price designated in Section 4(b) shall immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 4(f) after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering the subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

          (iii) If the Corporation at any time while shares of Convertible Preferred Stock are outstanding, shall distribute to all holders of shares of Common Stock (and not to holders of the Convertible Preferred Stock) evidences of its indebtedness or assets or right or warrants to subscribe for or purchase any security (excluding those referred to in Section 4(f)(ii) above) then in each such case the Conversion Price at which each share of Convertible Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction the denominator of which shall be the Per Share Market Value of a share of Common Stock determined as of the record date fixed for determination of stockholders entitled to receive such distribution, and the numerator of which shall be such Per Share Market Value of a share of Common Stock less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding 25% of the net assets of the Corporation, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Corporation) (an "Appraiser") selected in good faith by the holders of a majority in interest of the Convertible Preferred Stock, voting as a single class; and provided further that the Corporation after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in which case the fair market value shall be equal to the average of the determination by each such Appraiser. In either case the adjustments shall be described in a statement provided to all holders of Convertible Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable on a share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

          (iv) All calculations under this Section 4(f) shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

          (v)    Whenever the Conversion Price is adjusted pursuant to
Section 4(f)(i), (ii) or (iii), the Corporation shall promptly mail to each holder of Convertible Preferred Stock, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

     (g) NO FRACTIONAL SHARES. No fractional shares of Common shall be issued upon conversion of the Convertible Preferred Stock. If more than one certificate shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation at its election shall either pay cash equal to such fraction multiplied by the then effective Per Share Market
Value at such time or issue one whole share for each fraction of a share outstanding, after aggregating all fractional shares held by each stockholder.

     h) RESERVATION OF SHARES OF COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

     (i) ISSUE TAXES. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Convertible Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

     (j) RECLASSIFICATION; MERGER; CONSOLIDATION. In the case of any reclassification of shares of Common Stock, any consolidation or merger of the Corporation with or into another Person, or the sale or transfer of all or substantially all of the assets of the Corporation, the holders of the Convertible Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares and other securities and property receivable upon or deemed to be held by holders of shares of Common Stock following such reclassification, consolidation, merger, sale or transfer and the holders of the Convertible Preferred Stock shall be entitled upon such transfer to receive such amount of securities or property as the shares of Common Stock of the Corporation into which such shares of Convertible Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale or transfer would have been entitled. The terms of any such reclassification, consolidation, merger, sale or transfer shall include such terms so as to continue to give to the holder of the Convertible Preferred Stock the right to receive the securities or property set forth in this Section 4(j) upon any conversion following such reclassification, consolidation, merger, sale or transfer. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales and transfers.

     (k)  NOTICE OF CERTAIN EVENTS.  In the event that:

          (i) the Corporation declares a dividend (or any other distribution) on its shares of Common Stock; or

          (ii) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of its shares of Common Stock; or

          (iii) the Corporation shall authorize the granting to all holders of shares of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

          (iv) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the shares of Common Stock of the Corporation (other than a subdivision or combination of the outstanding shares of Common Stock) any consolidation or merger to which the Corporation is a party or any sale or transfer of all or substantially all of the assets of the Corporation; or

          (v) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation including, without limitation, any of the events described in Section 3 herein, then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Convertible Preferred Stock, and shall cause to be mailed to the holders of the Convertible Preferred Stock at their last addresses as they shall appear upon the share register of the Corporation, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange entire shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up; provided, however, if the notice referred to herein will contain material non-public information if distributed at the time period specified herein, then the notice shall be distributed to the holders of the Convertible Preferred Stock on the later to occur of (a) 30 calendar days prior to the applicable record or effective date specified herein or (b) the date that such information is made publicly available or
(c) at such time as such information otherwise ceases to be material non-public information; provided further that the notice requirement to be distributed pursuant to this section shall be distributed at least five (5) calendar days prior to the applicable record or effective date.

     (l) NOTICES. Each Holder Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Corporation at the facsimile number and address of the principal place of business of the Corporation. Any such notice shall be deemed given and effective upon the earlier to occur of (i)(a) if such Holder Conversion Notice is delivered via facsimile at the facsimile number specified in this Section 4(l) prior to 4:30 p.m. (New York time) on any Trading Day, such Trading Day or such later date as is specified in the Holder Conversion Notice, and (b) if such Holder Conversion Notice is delivered via facsimile at the facsimile number specified in this Section 4(l) after 4:30 p.m. (New York time) on any Trading Day, the next Trading Day or such later date as specified in the Holder Conversion Notice, (ii) five
(5) days after deposit in the

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United States mails or (iii) upon actual receipt by the party to whom such notice is required to be given.

     Section 5.  REDEMPTION

     (a) CORPORATION REDEMPTION. The Corporation may redeem, from any source of funds legally available therefor, at any time any or all shares of the Convertible Preferred Stock then outstanding by delivering a notice (the "Redemption Notice") to the holders of the Convertible Preferred Stock being redeemed setting forth the date of such redemption (the "Redemption Date") (which shall be no less than thirty days following the date of the Redemption Notice) and paying to the holder (x) a cash payment (the "Redemption Price") equal to the product of (i) the greater of: (a) the Per Share Market Value on the Trading Day immediately preceding the Redemption Date; or (b) the average of the Per Share Market Values for the five (5) Trading Days immediately preceding the Redemption Date, (ii) the number of shares of Convertible Preferred Stock to be redeemed, and (iii) the Series A Conversion Ratio or the Series B Conversion Ratio, as applicable; and (y) a warrant (the "Redemption Warrant") to purchase a number of shares of Common Stock equal to the Stated Value plus unpaid accrued dividends of the Convertible Preferred Stock being redeemed divided by the Series A Fixed Price or the Series B Fixed Price, as applicable, exercisable at the Series A Fixed Price or the Series B Fixed Price, as applicable, with an expiration date of the third anniversary of the Series A Issue Date or the Series B Issue Date, as applicable. The Redemption Price shall be payable by the Corporation on the Redemption Date. Any redemption effected pursuant to this Section 5(a) shall be made on a pro-rata basis among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the shares of Series A Preferred Stock and Series B Preferred Stock then held by them.

     (b) HOLDER REDEMPTION. Each holder of Convertible Preferred Stock has the right to require the Corporation to redeem any or all of the shares of Convertible Preferred Stock then held by the holder (a "Forced Redemption") upon the occurrence of one of the following events (each a "Forced Redemption Event"):

          (i) the registration statement required to be filed by the Corporation pursuant to the registration rights agreements dated September 8, 1997 and September 19, 1997 between the Corporation and each holder of Series A Preferred Stock (the "Series A Registration Rights Agreement") or the Series B Registration Rights Agreement has not been filed and declared effective by the date which is 210 days from the Series A Issue Date or the Series B Issue Date, as applicable, or there is a lapse in the effectiveness of the registration statement filed pursuant to the Series A Registration Rights Agreement or the Series B Registration Rights Agreement which continues for an aggregate of 40 Trading Days, excluding from such time calculation any Blackout Periods, as defined in each of the Series A Registration Rights Agreement and the Series B Registration Rights Agreement;

          (ii) the shares of Common Stock (including any of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock) shall (a) cease to be listed or authorized for trading on any of the Nasdaq National Market, the Nasdaq Small Cap

Market, the American Stock Exchange or the New York Stock Exchange (collectively, the "Exchanges"), or (b) are suspended from trading on any of the Exchanges, each for a consecutive 20 calendar day period; or

          (iii) the Corporation fails to deliver stock certificates representing the shares of Common Stock to be issued upon conversion of the Convertible Preferred Stock within 30 Trading Days of the Conversion Date.

In the event of a Forced Redemption, the holder will deliver written notice to the Corporation and, within thirty (30) days of receipt of such notice, the Corporation will redeem the shares of Convertible Preferred Stock by paying to the holder a payment in cash, check or wire transfer equal to the Redemption Price.

     (c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Convertible Preferred Stock designated for redemption in the Redemption Notice as holders of Convertible Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Convertible Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Convertible Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of the Convertible Preferred Stock to be redeemed. The shares of Convertible Preferred Stock or Series B Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Convertible Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on an Redemption Date, but which it has not redeemed.

     Section 6.  GENERAL PROVISIONS

     The Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided under applicable law, of the holders of a majority of the Series A Preferred Stock then outstanding create (by reclassification of an existing class or series, or otherwise) any new class or series of shares of Preferred Stock senior to the Series A Preferred Stock as to voting rights, dividends, redemption or distribution of assets of the Corporation in liquidation. The Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided under applicable law, of the holders of a majority of the Series B Preferred Stock then outstanding create (by reclassification of an existing class or series, or otherwise) any new class or series of shares of Preferred Stock senior to the Series B Preferred Stock as to voting rights, dividends, redemption or distribution of assets of the Corporation in liquidation.

     Section 7.  DEFINITIONS

     (a) "BENEFICIALLY OWNED" means and includes the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock with respect to which the determination of such provision is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, non-converted shares of Convertible Preferred Stock beneficially owned by a holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein Beneficially Owned by a holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this definition, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

     (b) "COMMON STOCK" means shares of common stock, par value $.001 of the Corporation.

     (c) "CONVERSION DATE" means the date of surrender of the shares of Convertible Preferred Stock to be converted pursuant to Section 4(d) of
Article V.

     (d) "JUNIOR SECURITIES" means the Common Stock and all other equity securities of the Corporation, except the Convertible Preferred Stock.

     (e) "PER SHARE MARKET VALUE" means on any particular date (i) the closing bid price per share of the Common Stock on such date on the Nasdaq Stock Market or other stock exchange on which the shares of Common Stock have been listed or if there is no such price on such date, then the closing bid price on such exchange on the date nearest preceding such date, or (ii) if the shares of Common Stock are no longer publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the holders of a majority in interest of the Convertible Preferred Stock; provided, however, that the Corporation, after receipt of determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

     (f) "PERSON" means a corporation, association, partnership, limited liability company, organization, business, individual, government or political subdivision thereof or a government agency.

     (g) "SERIES A CONVERSION RATIO" means, at any time, a fraction, the numerator of which is the Stated Value plus accrued but unpaid dividends, and the denominator of which is the Series A Conversion Price at such time.

     (h)  "SERIES A ISSUE DATE" means September 8, 1997.

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

     (i) "SERIES B CONVERSION RATIO" means, at any time, a fraction, the numerator of which is the Stated Value plus accrued but unpaid dividends, and the denominator of which is the Series B Conversion Price at such time.

     (j) "SERIES B ISSUE DATE" means the date of the first issuance of any Series B Preferred Stock regardless of the number of any particular shares of Series B Preferred Stock and regardless of the number of certificates which may be issued to evidence such shares of Series B Preferred Stock.

     (k)  "STATED VALUE" means $1,000 per share of Convertible Preferred
Stock.

     (l) "TRADING DAY" means a day on which the shares of Common Stock are traded on the Nasdaq Stock Market or on an exchange on which the shares of Common Stock have then been listed.

     VI. Except and to the extent designated with respect to the Preferred Stock, all rights to vote and all voting power shall be vested in the Common Stock and the holders thereof shall be entitled at all elections of directors to one (1) vote per share. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President of the Corporation.

     VII. The directors of the Corporation shall be divided into three classes, designated Class I, Class II and Class III. The term of the initial Class I directors shall terminate on the date of the 1998 annual meeting of stockholders; the term of the Class II directors shall terminate on the date of the 1999 annual meeting of stockholders and the term of the Class III directors shall terminate on the date of the 2000 annual meeting of stockholders. At each annual meeting of stockholders beginning in 1998, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as reasonably possible, and any additional directors of any class elected to fill a vacancy resulting form an increase in such class shall hold for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent directors. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, however resulting, shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director and not by the stockholders. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the terms of the class to which such director shall have been elected.

     Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, for cause only, by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation then entitled to vote generally in the election of the directors, considered for purposes of this Article VII. as one class.

     Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to the second paragraph of Article V applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VII. unless expressly provided by such terms.

     VIII. Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

     Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided in the Bylaws of the Corporation, and may not be taken by written consent of the stockholders pursuant to the Delaware Law; PROVIDED, HOWEVER, if the Corporation has only one stockholder, then any action required or permitted to be taken at any annual or special meeting of stockholders may be taken by the written consent of such stockholder.

     IX. The officers of the Corporation shall be chosen in such a manner, shall hold their offices for such terms and shall carry out such duties as are determined solely by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

     X. The Corporation shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that she or he, her or his testator or intestate, is or was a director, officer, employee or agent of the Corporation or by reason of the fact that any person is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or enterprise. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this paragraph of Article X shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this paragraph of Article X shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     In furtherance and not in limitation of the powers conferred by statute:

                (i) the Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify against such liability under the provisions of law; and

                (ii) the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contract providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

     XI. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation shall have the authority to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation.

     XII. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; PROVIDED, HOWEVER, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote, but in addition to any vote of the holders of any class or series thereof of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3 percent of the combined voting power of the outstanding shares of stock of all classes and series thereof of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with
(i) the second sentence of Article VI, (ii) Article VII, (iii) the second paragraph of Article VIII, (iv) Article XI or (v) this Article XII.

     XIII.

     Section 1.

     In addition to the rights granted under Section 262 of the Delaware Law, and subject to the provisions of this Article XIII, a holder of shares of any class or series of capital stock of the Corporation is hereby empowered to dissent, and thereafter exercise the appraisal rights contemplated in Section 262 of the Delaware Law, in the event that the Board of Directors resolves
(i) to amend this Certificate of Incorporation to add, change or remove any provisions restricting or constraining the issue, transfer, or ownership of shares of that class or series of capital stock; (ii) to amend this Certificate of Incorporation in any manner which would require a vote of stockholders of the outstanding shares of such class or series under Section 242 of the Delaware Law; (iii) to amend this Certificate of Incorporation to add, change or remove any restriction upon the business or businesses in which the Corporation may engage; (iv) to sell, lease or exchange all or substantially all of its assets; (v) to amend the provisions of this Article XIII; or (vi) to effect any merger or consolidation in which the Corporation is a constituent corporation, whether or not any appraisal rights are otherwise available under Section 262 of the Delaware Law. Upon the passage of any such resolution, the procedures of Section 262 of the Delaware Law shall apply as nearly as is practicable, with the provisions of Section 262(d)(1) being applicable if the proposed action is to be submitted or approval at a meeting of stockholders, and the provisions of Section 262(d)(2) being applicable if not such meeting or vote of stockholders is required to implement such action.

     Section 2.

     Subject to any contrary provisions of the laws of the State of Delaware, a beneficial or record stockholder may apply to a court for leave to institute a cause of action in the name and on behalf of the Corporation, or to intervene in an action to which the Corporation is a party for the purpose of prosecuting, defending or discontinuing the action on behalf of the Corporation, provided that no such action may be brought and no intervention in any action may be made unless the court is satisfied that (i) the complainant has given reasonable notice to the Board of Directors of its intention to apply to the court to bring a derivative action if the Corporation does not itself bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and
(iii) it appears to be in the interest of the Corporation that the action be brought, prosecuted, defended or discontinued.

     Section 3.

     Subject to any contrary provisions of the laws of the State of Delaware, a beneficial or record stockholder is hereby empowered to apply to a court of appropriate jurisdiction for an order to remedy a result that is oppressive or unfairly prejudicial to or that unfairly disregards the interest of any security holder, director or officer of the Corporation arising from (i) any act or omission of the Corporation; (ii) the carrying on or conduct of the business or affairs of the Corporation; or (iii) the exercise of the powers of the Board of

Directors of the Corporation. In connection with an action brought pursuant to rights granted under this Article XIII, the court may make an interim or final order it thinks fit including, without limiting the generality of the foregoing:

          (a)   an order restraining the conduct complained of;

          (b)   an order appointing a receiver or receiver-manager;

          (c)   an order directing an issue or exchange of securities;

          (d) an order directing a corporation, subject to the last paragraph of this Section 3, or any other person, to purchase securities of a security holder;

          (e) an order directing a corporation, subject to the last paragraph of this Section 3, or any other person, to pay a security holder any part of the monies paid by him for securities;

          (f) an order varying or setting aside a transaction or contract to which a corporation is a party and compensating the corporation aor any other party of the transaction or contract;

          (g) an order requiring a corporation, within a time specified by the court, to produce to the court or an interested person financial statements for accounting in such other form as the court may determine;

          (h)   an order compensating an aggrieved person;

          (i) an order directing rectification of the stock register or other records of the Corporation;

          (j)   an order liquidating and dissolving the Corporation;

          (k) an order directing an investigation into the affairs of the Corporation;

          (l)   an order requiring the trial of any issue;

provided, however, that the Corporation shall not be compelled to make a payment to a stockholder under paragraph (d) or (e) above if there are reasonable grounds for believing that the Corporation is or would after that payment be unable to pay its liabilities as they become due, or that the realizable value of the Corporation's assets would thereby be less than aggregate of its liabilities.

     Section 4. The Corporation shall remain incorporated under the Delaware General Corporation Law or any statutory modification or replacement thereof and shall not merge or consolidate with any entity except as provided in this
Article XIII.

     Section 5.  The provisions of this Article XIII may only be amended:

     (a) Where the effective date of such amendment occurs on or before a specified date which is 5 years from the date of issue of the Director's Letter of Satisfaction, by a resolution passed by the affirmative vote of stockholders holding not less than 90% of the shares of each class or series of stock, whether or not such class or series of stock otherwise has voting rights;

     (b) Where the effective date of such amendment occurs after a specified date which is 5 years from the date of issue of the Director's
          Letter of Satisfaction, by a resolution passed by the affirmative vote of stockholders holding not less than 66-2/3% of the shares of each class or series of stock, whether or not such class or series of stock otherwise has voting rights.

     Section 6. Notwithstanding Sections 4 and 5 of this Article XIII, the corporation may merge or consolidate with another entity if:

     (a) the entity surviving such merger or consolidation is a corporation subject to the Delaware General Corporation Law and its Certificate of Incorporation includes all of the provisions of this Article XIII; or

     (b) Such entity owns or operates a significant business and is not controlled by, or under common control with, the Corporation, and such merger or consolidation does not have as its primary purpose, the avoidance of this Article XIII;

and, in either case:

     (c) Such merger or consolidation is approved in the same manner and by the same majority of stockholders as is required by the Delaware General Corporation Law; and

     (d) Dissent and appraisal rights are provided to stockholders on the same basis in respect of such merger or consolidation as is set forth in Section 1 of this Article XIII.

     XIV. The name and mailing address of the incorporator of the Corporation is as follows:

         NAME                 ADDRESS
         ----                 --------
     Leon Nowek               21700 Oxnard Street, Suite 1550
                              Woodland Hills, California 91367




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     IN WITNESS WHEREOF, the undersigned being the sole incorporator has executed this Certificate of Incorporation this __ day of July, 1998.



                                                -----------------------------
                                                Leon Nowek
                                                Sole Incorporator






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